ARTICLES SUPPLEMENTARY

MAXIM SERIES FUND, INC.

WHEREAS, Maxim Series Fund, Inc., a Maryland Corporation, is registered as an open-end investment company under the Investment Company Act of 1940; and

WHEREAS, as an open-end investment company, Maxim Series Fund, Inc., has authorized and classified shares to be offered through different investment portfolios; and

WHEREAS, each different investment portfolio has a different name; and

WHEREAS, the Maxim Series Fund Board of Directors, pursuant to the authority contained in the Articles of Incorporation, approved an amendment to the Articles of Incorporation renaming certain of its portfolios.

NOW, THEREFORE, the Maxim Series Fund, Inc., hereby certifies to the State of Maryland Department of Assessments and Taxation that the Maxim Series Fund Board of Directors, pursuant to the authority contained in its Articles of Incorporation, effective July 5, 2005 approved the renaming certain of its portfolios from their current portfolio names as follows:

CURRENT PORTFOLIO NAME	NEW PORTFOLIO NAME

Maxim MFS® Small-Cap Growth Portfolio	Maxim Trusco Small-Cap Growth Portfolio

Maxim Templeton® International Equity Portfolio	Maxim Bernstein International Equity Portfolio

IN WITNESS WHEREOF, MAXIM SERIES FUND, INC., has caused these presents to be signed in its name and on its behalf by its Chairman and President, and its corporate seal to be hereunto affixed and attested by its Secretary, and the undersigned Officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:	MAXIM SERIES FUND, INC.

/s/ Beverly A. Byrne	/s/ William T. McCallum
Name: Beverly A. Byrne	Name: William T. McCallum
Title: Secretary	Title: Chairman and President